 Exhibit 5.1

May 17, 2010

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: SINO GREEN LAND CORPORATION Form S-1/A Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by SINO GREEN LAND CORPORATION, a Nevada corporation (the “Company”), with the Securities and Exchange Commission. We currently serve as counsel to the Company on matters relating to the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the 14,000,000 shares of common stock, par value $.001 per share, being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LL P

 61 Broadway New York, New York 10006 212-930-9700 Phone 212-930-9725 Fax
www.srff.com